Exhibit 5



                     CRAVATH, SWAINE & MOORE
                         WORLDWIDE PLAZA
                        825 EIGHTH AVENUE
                     NEW YORK, NY 10019-7475


                                                November 8, 1999






                          Milacron Inc.
                1999 Employee Stock Purchase Plan
               Registration Statement on Form S-8


Dear Ladies and Gentlemen:

         We have acted as special counsel for Milacron Inc., a Delaware corporation (the "Company"), in connection with the Registration under the Securities Act of 1933 on Form S-8 (the "Registration Statement") of 500,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"), issuable upon distributions from the Milacron Inc. 1999 Employee Stock Purchase Plan (the "Plan").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Restated Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company and (c) the Plan.

     Based on the foregoing, we are of the opinion as follows:

          (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

          (2) The shares of Common Stock which may be issued or delivered upon exercise of stock options that may be granted under the Plan, assuming, except as to treasury shares, that the per share option price is at least equal to the par value of the Common Stock, will be, when issued upon exercise of such option, validly issued, fully paid and nonassessable.

          (3) The shares of Common Stock which may be issued or delivered pursuant to distribution from the Plan, assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered pursuant to the Plan, validly issued, fully paid and nonassessable.

          We are admitted to practice only in the State of New York and, accordingly, we do not express any opinion as to any matter governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Cravath, Swaine & Moore

                                   Cravath, Swaine & Moore